Exhibit 99.1

Vail Resorts
For Immediate Release
News Release

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Vail Resorts Announces Fiscal 2008 Year-End Results
●	Record fiscal 2008 Resort revenue of $855.6 million and record total revenue of $1.15 billion, a 3.4% and 22.5% increase, respectively over the prior fiscal year.
●	Record fiscal 2008 Mountain Reported EBITDA of $220.6 million, a 6.2% increase over the prior fiscal year.
●	Record fiscal 2008 Resort Reported EBITDA of $230.8 million, a 2.2% increase over the prior fiscal year.
●	Record fiscal 2008 Real Estate Reported EBITDA of $45.9 million.
●	Record fiscal 2008 net income of $102.9 million, a 67.6% increase over the prior fiscal year.

BROOMFIELD, Colo. - September 25, 2008 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the fiscal year ended July 31, 2008, including financial results for the fiscal fourth quarter.
The Company uses the terms “Reported EBITDA,” “Reported EBITDA excluding stock-based compensation,” “net income excluding stock-based compensation” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

FISCAL YEAR 2008 PERFORMANCE
Mountain Segment
Mountain revenue increased $20.2 million, or 3.0%, for the fiscal year ended July 31, 2008 (“fiscal 2008”), to $685.5 million from $665.4 million for the fiscal year ended July 31, 2007 (“fiscal 2007”).  Mountain operating expense increased $7.7 million, or 1.7%, to $470.4 million.  In fiscal 2008, Mountain operating expense included approximately $2.0 million in legal fees for litigation related to the Company’s attempted acquisition of The Canyons ski resort.  Mountain equity investment income, net increased $0.3 million.  Mountain Reported EBITDA increased $12.8 million, or 6.2%, to $220.6 million in fiscal 2008 compared to $207.7 million in fiscal 2007.

Lodging Segment
Lodging revenue increased $7.6 million, or 4.7%, in fiscal 2008, to $170.1 million from $162.5 million in fiscal 2007.  Fiscal 2007 included $5.4 million of revenue primarily associated with the termination of the management agreements at The Equinox and The Lodge at Rancho Mirage (each pursuant to the terms of the management agreements).  Excluding these termination fees, Lodging revenue would have increased $13.0 million, or 8.3%.  Lodging operating expense increased $15.6 million, or 10.8%, to $159.8 million.  Fiscal 2008 Lodging operating expense included approximately $3.1 million of start-up and pre-opening expenses related to The Arrabelle at Vail Square hotel.  Lodging Reported EBITDA decreased $8.0 million, or 43.8%, to $10.2 million in fiscal 2008 compared to $18.2 million in fiscal 2007.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $27.8 million, or 3.4%, in fiscal 2008 to $855.6 million from $827.8 million in fiscal 2007.  Resort operating expense increased $23.2 million, or 3.8%, to $630.2 million.  Resort equity investment income, net increased $0.3 million.  Resort Reported EBITDA increased $4.9 million, or 2.2%, to $230.8 million in fiscal 2008 compared to $225.9 million in fiscal 2007.  Resort Reported EBITDA excluding stock-based compensation increased $5.1 million, or 2.2%, to $235.9 million in fiscal 2008 compared to $230.8 million in fiscal 2007.

Real Estate Segment
Real Estate revenue increased $183.9 million, or 163.1%, in fiscal 2008, to $296.6 million from $112.7 million in fiscal 2007.  Real Estate operating expense increased $136.1 million, or 118.2%, to $251.3 million.  Gain on sale of real property increased $0.7 million.  Real Estate Reported EBITDA increased $48.4 million, or 1,950.8%, to $45.9 million in fiscal 2008 compared to a loss of $2.5 million in fiscal 2007.

Total Performance
Total revenue increased $211.6 million, or 22.5%, to $1.15 billion in fiscal 2008 from $940.5 million in fiscal 2007.  Income from operations increased $47.8 million, or 37.3%, to $176.0 million in fiscal 2008.
The Company reported net income of $102.9 million, or $2.64 per diluted share, in fiscal 2008, compared to net income of $61.4 million, or $1.56 per diluted share, in fiscal 2007.  Included in fiscal 2008 results is the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney’s fees and on a pre-tax basis) was included in contract dispute credit (charges), net.  Excluding stock-based compensation expense, the Company’s fiscal 2008 net income would have been $108.1 million, or $2.78 per diluted share, compared to net income of $65.8 million excluding stock-based compensation, or $1.67 per diluted share, in fiscal 2007.  The Company recorded total pre-tax stock-based compensation expense of $8.3 million and $7.0 million in fiscal 2008 and 2007, respectively.

FOURTH QUARTER PERFORMANCE
Mountain Segment
Mountain revenue decreased $0.9 million, or 2.4%, in the fourth quarter of fiscal 2008 to $37.5 million from $38.5 million in the fourth quarter of fiscal 2007.  Mountain operating expense decreased $1.9 million, or 2.7%, to $68.4 million.  Mountain equity investment income, net increased $0.7 million.  Mountain Reported EBITDA improved by $1.7 million, or 5.6%, to a loss of $29.1 million in the fourth quarter of fiscal 2008 compared to a loss of $30.8 million in the fourth quarter of fiscal 2007.

Lodging Segment
Lodging revenue increased $2.7 million, or 6.0%, in the fourth quarter of fiscal 2008 to $48.3 million from $45.6 million in the fourth quarter of fiscal 2007.  Lodging operating expense increased $0.3 million, or 0.6%, to $46.3 million.  Lodging Reported EBITDA increased $2.4 million, or 587.5%, to $2.0 million in the fourth quarter of fiscal 2008 compared to a loss of $0.4 million in the fourth quarter of fiscal 2007.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $1.8 million, or 2.1%, in the fourth quarter of fiscal 2008 to $85.9 million from $84.1 million in the fourth quarter of fiscal 2007.  Resort operating expense decreased $1.7 million, or 1.4%, to $114.7 million.  Resort equity investment income, net increased $0.7 million.  Resort Reported EBITDA improved by $4.2 million, or 13.4%, to a loss of $27.1 million in the fourth quarter of fiscal 2008 compared to a loss of $31.2 million in the fourth quarter of fiscal 2007.  Resort Reported EBITDA excluding stock-based compensation improved $4.5 million, or 15.0%, to a loss of $25.7 million in the fourth quarter of fiscal 2008 compared to a loss of $30.2 million in the fourth quarter of fiscal 2007.

Real Estate Segment
Real Estate revenue increased $172.2 million, or 1,384.3%, in the fourth quarter of fiscal 2008 to $184.6 million from $12.4 million in the fourth quarter of fiscal 2007.  Real Estate operating expense increased $133.0 million, or 991.3%, to $146.5 million.  Real Estate Reported EBITDA increased $39.1 million, or 3,975.3%, to $38.1 million compared to a loss of $1.0 million in the fourth quarter of fiscal 2007.

Total Performance
Total revenue increased $173.9 million, or 180.2%, in the fourth quarter of fiscal 2008 to $270.5 million from $96.5 million in the fourth quarter of fiscal 2007.  Loss from operations for the quarter decreased $39.0 million, or 71.2%, to a loss of $15.8 million, from a loss of $54.9 million in the fourth quarter of fiscal 2007.
The Company reported a fourth quarter fiscal 2008 net loss of $11.1 million, or $0.29 per diluted share, compared to net loss of $34.3 million, or $0.88 per diluted share, in the fourth quarter of fiscal 2007.  Excluding stock-based compensation expense, the Company’s net loss for the fourth quarter of fiscal 2008 would have been $9.7 million, or $0.26 per diluted share, compared to net loss of $33.4 million excluding stock-based compensation, or $0.85 per diluted share, in the fourth quarter of fiscal 2007.  The Company recorded total pre-tax stock-based compensation expense of $2.2 million and $1.5 million in the three months ended July 31, 2008 and July 31, 2007, respectively.

Business Commentary and Outlook
Robert Katz, chief executive officer, commented, “I am pleased with our results for fiscal 2008, which were achieved despite challenging early season conditions and overall deterioration in the macro-economic environment.  Results for our seasonally low fourth quarter were as expected for our Resort business, while our real estate results were impacted by a timing shift of having one of The Lodge at Vail Chalets (‘Chalets’) close in August, just after our fiscal year-end, as opposed to in the fiscal fourth quarter.  We set new records for our fiscal 2008 Mountain, Resort and Real Estate revenue; Mountain, Resort and Real Estate Reported EBITDA and net income.  Our Mountain segment revenue for fiscal 2008 grew 3.0% on a ‘same store’ basis with approximately 64% of the ‘same store’ revenue growth flowing through to Mountain Reported EBITDA, driving a 100 basis point increase in Mountain Reported EBITDA margin to 32.2%.  Our total skier visits were down 0.4% for the season; however, excluding the early season period from the beginning of the ski season until December 23, 2007, our total skier visits were up 4.1%, including the impact of season passholders who skied on average 9.7 days over the course of the season, up 0.4 days per passholder from the previous season.  The favorable Mountain results were also driven by a 5.6% increase in effective ticket price (‘ETP’) and a 7.7% increase in season pass revenue.  Twenty six percent of lift ticket revenue was derived from season pass revenue, which continues to provide stability to our Mountain revenue.  In addition, our overall performance was positively impacted by an estimated 26% growth in international guest visitation.  The growth in ETP, season pass revenue and international visitors mitigated the impact of the U.S. economic weakness we began to see in the second half of the season.”
Katz added, “Our Lodging segment on a ‘same store’ basis for the year reported a 5.7% increase in revenue per available room due to strong peak period demand, driving an 8.3% increase in Lodging revenue, excluding $5.4 million of revenue associated with the prior year’s termination fees.  These Lodging results were achieved, despite overcoming similar challenges as faced by our Mountain segment.  In addition, our Real Estate segment in fiscal 2008 benefited from the closings of 64 Arrabelle units and five Chalets driving a $48.4 million increase in Real Estate Reported EBITDA and marked a record year as we transitioned from the construction phase to the closing phase of these two projects.”
Highlighting what’s new for the upcoming 2008/2009 ski season, Katz said, “We are excited to unveil our newest resort improvements this winter as we continue to lead our industry in investing in the guest experience we provide at all of our properties, with $105 million to $115 million expected to be invested in calendar year 2008.  Importantly, this excludes all of our investment in real estate and our investment in real estate related resort depreciable assets, such as the Arrabelle hotel and the new spa at the Lodge at Vail, which are dramatically improving the base areas of our world-class resorts. The largest capital investment project for the 2008/2009 ski season is the new state-of-the-art, eight passenger gondola in Keystone, which will include relocating the base station into River Run Village, adding a mid-station and enhancing the skier plaza area.  At Beaver Creek, following on the heels of last season’s highly successful new Buckaroo Express Gondola, the resort will open a new children’s ski school center, The Ranch, at the top of the Buckaroo Express Gondola, which will revolutionize the way our guests learn to ski and snowboard.  Also at Beaver Creek, The Osprey, formerly the Inn at Beaver Creek, is undergoing a $7 million transformation this summer/fall and scheduled to be relaunched as RockResorts' newest addition in time for Christmas 2008.  This luxury, boutique hotel, the nearest hotel to a chairlift in North America, will have a more contemporary design and will feature 41 rooms situated in the heart of the village of the world-class Beaver Creek Resort.  New snowmaking at Peak 7 in Breckenridge and re-grading and snowmaking for the main trail connecting California and Nevada at Heavenly will also await guests this winter.  These are just a few of the many great additions that will welcome our guests back for the 2008/2009 ski season.”
Katz added, “Looking ahead to the 2008/2009 ski season, our new Epic Season Pass, which will be used by guests for the first time this upcoming ski season, has already made quite a splash since its introduction this past spring.  The Epic Season Pass allows guests unlimited skiing at all of our resorts and Arapahoe Basin and is valid on all of the most coveted holidays, all for a price of $579 for adults and $279 for kids.  The Epic Season Pass, which must be purchased by November 15, 2008, allows us to offer our guests a true value this season.  As a complement to the Epic Season Pass, we have also introduced an unlimited ski/snowboard rental option starting at $359 for the season, which eliminates the added airline costs and hassles of transporting, storing and carrying equipment on your vacation.  Finally, we have launched our ‘Holidays on Us’ promotion, which allows guests to stay for free at any of our owned or managed lodging properties for the night of any of the best holidays, subject to certain restrictions.  As you can see, we are committed to making a vacation with our resorts more accessible this season.”
“Turning to our season pass sales and lodging bookings for the upcoming season,” Katz continued, “we have certainly begun to see the impact of the current economic softness during these unprecedented times.  Whether these results represent guests delaying their purchases or are signs of a visitation decline for the upcoming season is not something we can discern yet, as we certainly have less visibility into these early season indicators.  This year’s Colorado season pass sales, including Epic Season Passes sold to Colorado ‘Front Range’ customers, are up 0.2% in sales dollars, while down 8.4% in units over the prior year; including Heavenly sales are down 1.5% in sales dollars and 10.0% in units.  At this point, these results historically represent 65% of the ultimate total sales of season passes for the year.  As we have previously disclosed, given the Epic Season Pass is a new product, we will discuss total Epic Season Pass sales results after the selling period expires in November.  Advance bookings through our central reservations and directly at our owned and managed properties are down 13.0% in sales dollars and down 17.7% in room nights over the same period last year.  It is critical to remember that bookings to date represent only approximately 15-20% of the ultimate total room nights for the season we historically have booked through these channels.”
On the Company’s real estate projects, Katz commented, “Fiscal 2008 marked a milestone for Vail Resorts as we neared completion on both the Arrabelle and Chalets projects.  In fiscal 2008, we closed on 64 Arrabelle units with the remaining two Arrabelle units expected to close in fiscal 2009.  On the Chalet project, we closed five of the expected six Chalets in July of fiscal 2008, with the sixth Chalet closing a few weeks after our fiscal year-end, in August 2008.  In fiscal 2009, including the August closing, we expect to close the remaining eight Chalets.  At our Crystal Peak Lodge development on Peak 7 in Breckenridge, we currently have all 45 units under contract and will be working to close all of the Crystal Peak Lodge units during fiscal 2009.  On our latest project, the RockResorts branded One Ski Hill Place, which we brought to market in December 2007, at the base of Peak 8 in Breckenridge, we have released 70 units of the total 88 units; and we currently have 50 units under contract.  On the Ritz-Carlton Residences, Vail, we have 47 units under contract as well as the 45 additional units we sold to Ritz-Carlton for use in their club program, representing 79% of total units under construction.”  Addressing the current environment for real estate, Katz commented, “We still remain very enthusiastic about the quality, progress and strategic nature of all of our real estate projects.  Clearly, we are in an unprecedented environment for real estate and related financings, marked by significant volatility and uncertainty.  While we believe that our resort communities are ultimately more resilient, the severity of the current downturn could certainly have an impact on the amount and timing of revenue from our projects, which would affect the projections for project profit we previously disclosed.  At this point we do not expect to continually update our projections for the individual projects as market conditions continue to fluctuate, but may readdress them as the volatility subsides and we get closer to project deliveries.”
As an update on the Vail Mountain Club, Katz said, “We are very pleased with the progress of the Vail Mountain Club.  Since introduction, we have sold 386, or 97% of the available memberships, including 186 full memberships, which include parking privileges, and an additional 200 social memberships, which exclude parking privileges, with the total full and social sold memberships representing $69.7 million of proceeds when paid in full.  The private club experience is certainly a unique opportunity for our guests to see what makes our resorts truly unique and creates a long-term relationship between our guests and resorts for many years to come.”
“Maybe most importantly,” Katz continued, “we are very fortunate that we have a strong balance sheet as we ended the fiscal year with $162 million of cash and cash equivalents on hand, Net Debt of less than one and a half times trailing twelve months Total Reported EBITDA and a $400 million Senior Credit Facility with no revolver borrowings, currently priced at LIBOR plus 50 basis points.  This provides our Company significant financial flexibility to continue to invest in the experience we provide our guests and remain opportunistic during these challenging times.”
Katz added, “We would like to take this opportunity to announce our guidance for fiscal 2009.  We have extraordinary, world-class resorts and a unique customer demographic, but we are certainly not immune to the dramatic challenges facing the economy today.  It is important to note that at this point in time it is very difficult to fully predict the impact to our business of the current economic state as well as what that state will be as we go into our ski season.  However, given the early season indicators and the unprecedented uncertainty of the future economic climate, we think it is prudent at this time to forecast a decline in our fiscal 2009 guidance as compared to the record results we reported for fiscal 2008.  Based on our current estimates, we expect full year Resort Reported EBITDA, the combination of our Mountain and Lodging segments, to range from $200 million to $220 million and Resort Reported EBITDA excluding stock-based compensation expense to range from $206 million to $226 million.  The Resort guidance includes a range for Mountain Reported EBITDA of $182 million to $200 million and Mountain Reported EBITDA excluding stock-based compensation expense of $186 million to $204 million, while we expect Lodging Reported EBITDA to range from $14 million to $24 million and Lodging Reported EBITDA excluding stock-based compensation expense expected to range from $16 million to $26 million.  The Lodging segment guidance includes approximately $5 million to $7 million from the planned Colorado Mountain Express acquisition, expected to close just prior to the beginning of the ski season.  Real Estate Reported EBITDA is expected to range from $34 million to $40 million and Real Estate Reported EBITDA excluding stock-based compensation expense is expected to range from $38 million to $44 million.  Based on our current estimates, we expect net income to range from $60 million to $76 million and net income excluding stock-based compensation expense to range from $66 million to $82 million.”
Katz concluded, “In addition, during the fourth quarter, we announced a three million share increase to our previously announced share repurchase program and continued repurchases under the program, resulting in the repurchase of 1,497,875 shares at an average price of $39.22 for a total amount of $58.7 million in the quarter.  Since the inception of this program in fiscal 2006, the Company has repurchased 3,004,108 shares at an average price of $41.76 for a total amount of approximately $125.5 million, with 2,995,892 shares remaining available under the existing repurchase authorization.  Our purchases under this program are reviewed with our Board quarterly and are based on a number of factors as we evaluate the appropriate uses of our excess cash.”

CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

ANNUAL REPORT ON FORM 10-K
The Company today will file its Annual Report on Form 10-K for the fiscal year ended July 31, 2008, with the Securities and Exchange Commission, which report will be made available on the Company’s website in the SEC Filings section in the Investor Relations section of our website at www.vailresorts.com.  Additionally, stockholders may receive a hard copy of the Annual Report on Form 10-K, which includes the Company’s audited financial statements, free of charge upon request.  Written requests should be sent to the attention of the Corporate Secretary at Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.

Vail Resorts, Inc. is the leading mountain resort operator in the United States.  The Company's subsidiaries operate the mountain resort properties at the Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean.  Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc.  Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to: downturn in general economic conditions, including adverse affects on the overall travel and leisure related  industries; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; adverse changes in real estate markets; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2008	2007
Net revenue:
Mountain	$37,549	$38,475
Lodging	48,323	45,604
Real estate	184,587	12,436
Total net revenue	270,459	96,515
Segment operating expense:
Mountain	68,421	70,353
Lodging	46,300	46,019
Real estate	146,454	13,420
Total segment operating expense	261,175	129,792
Other operating expense:
Depreciation and amortization	(23,941)	(20,807)
Relocation and separation charges	--	(32)
Loss on disposal of fixed assets, net	(1,167)	(751)
Loss from operations	(15,824)	(54,867)
Mountain equity investment income, net	1,797	1,068
Investment income, net	589	3,588
Interest expense, net	(7,047)	(7,739)
Loss on sale of business, net	--	(38)
Contract dispute charges	--	(181)
Minority interest in loss of consolidated subsidiaries, net	2,548	1,903
Loss before benefit for income taxes	(17,937)	(56,266)
Benefit for income taxes	6,814	21,944
Net loss	$(11,123)	$(34,322)

Per share amounts:
Basic net loss per share	$(0.29)	$(0.88)
Diluted net loss per share	$(0.29)	$(0.88)

Other Data:
Mountain Reported EBITDA	$(29,075)	$(30,810)
Mountain Reported EBITDA excluding stock-based compensation	$(28,090)	$(30,051)
Lodging Reported EBITDA	$2,023	$(415)
Lodging Reported EBITDA excluding stock-based compensation	$2,377	$(183)
Resort Reported EBITDA	$(27,052)	$(31,225)
Resort Reported EBITDA excluding stock-based compensation	$(25,713)	$(30,234)
Real Estate Reported EBITDA	$38,133	$(984)
Real Estate Reported EBITDA excluding stock-based compensation	$39,013	$(451)

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended
	July 31,
	2008	2007
Net revenue:
Mountain	$685,533	$665,377
Lodging	170,057	162,451
Real estate	296,566	112,708
Total net revenue	1,152,156	940,536
Segment operating expense:
Mountain	470,362	462,708
Lodging	159,832	144,252
Real estate	251,338	115,190
Total segment operating expense	881,532	722,150
Other operating income (expense):
Gain on sale of real property	709	--
Depreciation and amortization	(93,794)	(87,664)
Relocation and separation charges	--	(1,433)
Loss on disposal of fixed assets, net	(1,534)	(1,083)
Income from operations	176,005	128,206
Mountain equity investment income, net	5,390	5,059
Investment income, net	8,285	12,403
Interest expense, net	(30,667)	(32,625)
Loss on sale of businesses, net	--	(639)
Contract dispute credit (charges), net	11,920	(4,642)
Gain on put options, net	--	690
Minority interest in income of consolidated subsidiaries, net	(4,920)	(7,801)
Income before provision for income taxes	166,013	100,651
Provision for income taxes	(63,086)	(39,254)
Net income	$102,927	$61,397
Per share amounts:
Basic net income per share	$2.67	$1.58
Diluted net income per share	$2.64	$1.56

Other Data:
Mountain Reported EBITDA	$220,561	$207,728
Mountain Reported EBITDA excluding stock-based compensation	$224,395	$211,552
Lodging Reported EBITDA	$10,225	$18,199
Lodging Reported EBITDA excluding stock-based compensation	$11,519	$19,290
Resort Reported EBITDA	$230,786	$225,927
Resort Reported EBITDA excluding stock-based compensation	$235,914	$230,842
Real Estate Reported EBITDA	$45,937	$(2,482)
Real Estate Reported EBITDA excluding stock-based compensation	$49,073	$(399)

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands)
(Unaudited)

	Three Months Ended		Percentage	Twelve Months Ended		Percentage
	July 31,		Increase	July 31,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Business Line
Lift tickets	$123	$--	n/a	$301,914	$286,997	5.2%
Ski school	--	--	--%	81,384	78,848	3.2%
Dining	4,504	4,675	(3.7)%	62,506	59,653	4.8%
Retail/rental	18,921	19,332	(2.1)%	168,765	160,542	5.1%
Other	14,001	14,468	(3.2)%	70,964	79,337	(10.6)%
Total Mountain Revenue	$37,549	$38,475	(2.4)%	$685,533	$665,377	3.0%

Total Lodging Revenue	$48,323	$45,604	6.0%	$170,057	$162,451	4.7%

Total Resort Revenue	$85,872	$84,079	2.1%	$855,590	$827,828	3.4%

	Three Months Ended		Percentage	Twelve Months Ended		Percentage
	July 31,		Increase	July 31,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Skier Visits
Vail	--	--	--%	1,570	1,608	(2.4)%
Breckenridge	--	--	--%	1,630	1,650	(1.2)%
Keystone	--	--	--%	1,129	1,171	(3.6)%
Heavenly	5	--	n/a	948	900	5.3%
Beaver Creek	--	--	--%	918	890	3.1%
Total Skier Visits	5	--	n/a	6,195	6,219	(0.4)%

Effective Ticket Price	$24.60	$--	n/a	$48.74	$46.15	5.6%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2008	2007
Real estate held for sale and investment	$249,305	$357,586
Total stockholders' equity	728,756	714,039

Long-term debt	541,350	593,733
Long-term debt due within one year	15,355	377
Total debt	556,705	594,110
Less: cash and cash equivalents	162,345	230,819
Net debt	$394,360	$363,291

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA excluding stock-based compensation targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.
            Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net income (loss) for the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2008 and 2007.
	(In thousands)
	Three Months Ended
	July 31,
	(Unaudited)
	2008	2007
Mountain revenue, net	$37,549	$38,475
Mountain operating expense excluding stock-based compensation	(67,436)	(69,594)
Mountain equity investment income, net	1,797	1,068
Mountain Reported EBITDA excluding stock-based compensation	(28,090)	(30,051)
Mountain stock-based compensation	(985)	(759)
Mountain Reported EBITDA	(29,075)	(30,810)

Lodging revenue, net	48,323	45,604
Lodging operating expense excluding stock-based compensation	(45,946)	(45,787)
Lodging Reported EBITDA excluding stock-based compensation	2,377	(183)
Lodging stock-based compensation	(354)	(232)
Lodging Reported EBITDA	2,023	(415)

Resort Reported EBITDA*	(27,052)	(31,225)
Resort Reported EBITDA excluding stock-based compensation*	(25,713)	(30,234)

Real Estate revenue, net	184,587	12,436
Real Estate operating expense excluding stock-based compensation	(145,574)	(12,887)
Real Estate Reported EBITDA excluding stock-based compensation	39,013	(451)
Real Estate stock-based compensation	(880)	(533)
Real Estate Reported EBITDA	38,133	(984)
Total Reported EBITDA	11,081	(32,209)
Depreciation and amortization	(23,941)	(20,807)
Relocation and separation charges	--	(32)
Loss on disposal of fixed assets, net	(1,167)	(751)
Investment income, net	589	3,588
Interest expense, net	(7,047)	(7,739)
Loss on sale of business, net	--	(38)
Contract dispute charges	--	(181)
Minority interest in loss of consolidated subsidiaries, net	2,548	1,903
Loss before benefit for income taxes	(17,937)	(56,266)
Benefit for income taxes	6,814	21,944
Net loss	$(11,123)	$(34,322)
* Resort represents the sum of Mountain and Lodging

	(In thousands)
	Twelve Months Ended
	July 31,
	(Unaudited)
	2008	2007
Mountain revenue, net	$685,533	$665,377
Mountain operating expense excluding stock-based compensation	(466,528)	(458,884)
Mountain equity investment income, net	5,390	5,059
Mountain Reported EBITDA excluding stock-based compensation	224,395	211,552
Mountain stock-based compensation	(3,834)	(3,824)
Mountain Reported EBITDA	220,561	207,728

Lodging revenue, net	170,057	162,451
Lodging operating expense excluding stock-based compensation	(158,538)	(143,161)
Lodging Reported EBITDA excluding stock-based compensation	11,519	19,290
Lodging stock-based compensation	(1,294)	(1,091)
Lodging Reported EBITDA	10,225	18,199

Resort Reported EBITDA*	230,786	225,927
Resort Reported EBITDA excluding stock-based compensation*	235,914	230,842

Real Estate revenue, net	296,566	112,708
Real Estate operating expense excluding stock-based compensation	(248,202)	(113,107)
Gain on sale of real property	709	--
Real Estate Reported EBITDA excluding stock-based compensation	49,073	(399)
Real Estate stock-based compensation	(3,136)	(2,083)
Real Estate Reported EBITDA	45,937	(2,482)
Total Reported EBITDA	276,723	223,445
Depreciation and amortization	(93,794)	(87,664)
Relocation and separation charges	--	(1,433)
Loss on disposal of fixed assets, net	(1,534)	(1,083)
Investment income, net	8,285	12,403
Interest expense, net	(30,667)	(32,625)
Loss on sale of businesses, net	--	(639)
Contract dispute credit (charges), net	11,920	(4,642)
Gain on put options, net	--	690
Minority interest in income of consolidated subsidiaries, net	(4,920)	(7,801)
Income before provision for income taxes	166,013	100,651
Provision for income taxes	(63,086)	(39,254)
Net income	$102,927	$61,397
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the twelve months ended July 31, 2008.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA.

(In thousands)
Twelve
Months Ended
July 31,
2008
Mountain Reported EBITDA	$220,561
Lodging Reported EBITDA	10,225
Resort EBITDA*	230,786
Real Estate Reported EBITDA	45,937
Total Reported EBITDA	276,723
Depreciation and amortization	(93,794)
Loss on disposal of fixed assets, net	(1,534)
Investment income, net	8,285
Interest expense, net	(30,667)
Contract dispute credit, net	11,920
Minority interest in income of consolidated subsidiaries, net	(4,920)
Income before provision for income taxes	166,013
Provision for income taxes	(63,086)
Net income	$102,927
* Resort represents the sum of Mountain and Lodging

(In thousands)
As of
July 31,
2008
Long-term debt	$541,350
Long-term debt due within one year	15,355
Total debt	556,705
Less: cash and cash equivalents	162,345
Net debt	$394,360

Net debt to Total Reported EBITDA	1.43

Presented below is a reconciliation of net income (loss) excluding stock-based compensation, tax effected, to net income (loss) of the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2008 and 2007.  Also presented is a reconciliation of net income (loss) per diluted share excluding stock-based compensation, tax effected, to net income (loss) per diluted share of the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2008 and 2007.  The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's historical results from ongoing operations for the three and twelve months ended July 31, 2008 and July 31, 2007 to prior periods.

	Three Months
	Ended July 31,
	(Unaudited)
(In thousands, except per share amounts)	2008	2007
Net loss excluding stock-based compensation	$(9,745)	$(33,370)
Stock-based compensation expense, before benefit from income taxes	(2,219)	(1,524)
Adjustment for benefit from income taxes	841	572
Net loss	$(11,123)	$(34,322)

Diluted net loss per share excluding stock-based compensation	$(0.26)	$(0.85)
Stock-based compensation expense per diluted common share, before provision
from income taxes	(0.06)	(0.04)
Adjustment for benefit from income taxes, per diluted common share	0.02	0.01
Diluted net loss per share	$(0.29)	$(0.88)

	Twelve Months
	Ended July 31,
	(Unaudited)
(In thousands, except per share amounts)	2008	2007
Net income excluding stock-based compensation	$108,057	$65,767
Stock-based compensation expense, before provision for income taxes	(8,264)	(6,998)
Adjustment for benefit from income taxes	3,134	2,628
Net income	$102,927	$61,397

Diluted net income per share excluding stock-based compensation	$2.78	$1.67
Stock-based compensation expense per diluted common share, before provision
for income taxes	(0.21)	(0.18)
Adjustment for benefit from income taxes, per diluted common share	0.08	0.07
Diluted net income per share	$2.64	$1.56

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA and Reported EBITDA excluding stock-based compensation for the Company's fiscal year ending July 31, 2009 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2009
	Low End Range	High End Range
Resort Reported EBITDA excluding stock-based compensation(1)	$206,000	$226,000
Resort segment stock-based compensation	(6,000)	(6,000)
Resort Reported EBITDA(1)	200,000	220,000
Real Estate Reported EBITDA excluding stock-based compensation	38,000	44,000
Real Estate segment stock-based compensation	(4,000)	(4,000)
Real Estate Reported EBITDA	34,000	40,000
Total Reported EBITDA	234,000	260,000
Depreciation and amortization	(105,000)	(105,000)
Loss on disposal of fixed assets, net	(2,400)	(2,400)
Investment income	5,000	5,000
Interest expense, net	(28,200)	(28,000)
Minority interest in income of consolidated subsidiaries, net	(4,900)	(5,800)
Income before provision for income taxes	98,500	123,800
Provision for income taxes	(38,400)	(48,300)
Net income	$60,100	$75,500

(1)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.

A reconciliation of the low and high ends of the forecasted guidance range given for net income excluding stock-based compensation for the Company's fiscal year ending July 31, 2009 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2009
	Low End Range	High End Range
Net income excluding stock-based compensation	$66,200	$81,600
Stock-based compensation expense, before benefit from income taxes	(10,000)	(10,000)
Adjustment for benefit from income taxes	3,900	3,900
Net income	$60,100	$75,500